EXHIBIT 11.1

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                 Six Months Ended July 2, 1995 and June 26, 1994

(Thousands of Dollars and Shares Except Per Share Data)

                                           1995                  1994
                                     -----------------    -----------------
                                                Fully                Fully
                                     Primary   Diluted    Primary   Diluted
                                     -------   -------    -------   -------

Net earnings before cumulative
 effect of change in accounting
 principles                         $  6,790     6,790     28,351    28,351
Interest and amortization on 6%
 convertible notes, net of taxes (a)       -         -          -         -
                                     -------   -------    -------   -------
Net earnings before cumulative
 effect of change in accounting
 principles applicable to common
 shares                                6,790     6,790     28,351    28,351
Cumulative effect of change in
 accounting principles                     -         -     (4,282)   (4,282)
                                     -------   -------    -------   -------
Net earnings applicable to
 common shares                      $  6,790     6,790     24,069    24,069
                                     =======   =======    =======   =======

Weighted average number of shares
 outstanding:(b)
  Outstanding at beginning of
   period                             87,528    87,528     87,795    87,795
  Actual exercise of stock
   options and warrants                  122       122        168       168
  Assumed exercise of stock
   options and warrants                  619       726      2,008     2,008
  Assumed conversion of 6%
   convertible notes (a)                   -         -          -         -
  Purchase of common stock                (6)       (6)        (3)       (3)
                                     -------   -------    -------   -------
  Total                               88,263    88,370     89,968    89,968
                                     =======   =======    =======   =======

Per common share:
  Earnings before cumulative
   effect of change in
   accounting principles            $    .08       .08        .32       .32
  Cumulative effect of change
   in accounting principles                -         -       (.05)     (.05)
                                     -------   -------    -------   -------
  Net earnings                      $    .08       .08        .27       .27
                                     =======   =======    =======   =======

(a) The effect of these notes is antidilutive and as such is not included.
(b) Computation to arrive at the average number is a weighted average computation.